Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Lijun Qi ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Third Quarter 2018 Results

NEW YORK, October 24, 2018 — Travelzoo® (NASDAQ: TZOO):

•	Revenue of $25.3 million, up 3% year-over-year in constant currencies

•	Operating profit of $714,000

•	Earnings per share (EPS) of $0.01

Travelzoo, a global publisher of exclusive offers and experiences for members, today announced financial results for the third quarter ended September 30, 2018, with revenue of $25.3 million and operating profit of $714,000. In nominal terms, revenue increased by 2% year-over-year. In constant currencies, revenue increased by 3% year-over-year. Net income was $118,000, with EPS from continuing operations of $0.01, up from $(0.05) in the prior-year period.

"Our attractive core business in North America and Europe generated an operating profit of $2.3 million, with an operating margin of 10%, of which $1.6 million was re-invested in our Asia Pacific business which grew at a rate of 12%. Our goal is to achieve profitability in Asia Pacific by 2020," said Holger Bartel, Global CEO of Travelzoo.

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Asia Pacific
Asia Pacific business segment revenue increased 12% year-over-year to $2.0 million. In constant currencies, revenue increased 15% year-over-year. Operating loss for the third quarter was $1.6 million, compared to an operating loss of $1.7 million in the prior-year period.

Europe
Europe business segment revenue increased 5% year-over-year to $8.4 million. In constant currencies, revenue increased 6% year-over-year. Operating profit for the third quarter was $940,000, or 11% of revenue, compared to an operating profit of $309,000, or 4% of revenue in the prior-year period.

North America
North America business segment revenue for the third quarter was $14.9 million, consistent with the prior-year period. Operating profit for the third quarter was $1.4 million, or 9% of revenue, consistent with the prior-year period.

Members
As of September 30, 2018, Travelzoo had a worldwide unduplicated number of members of 29.8 million. In Asia Pacific, unduplicated number of members was 3.6 million as of September 30, 2018, consistent with September 30, 2017. In Europe, unduplicated number of members was 8.8 million as of September 30, 2018, up 3% from September 30, 2017. In North America, unduplicated number of members was 17.5 million as of September 30, 2018, consistent with September 30, 2017.

Income Taxes
Income tax expense was $499,000, compared to a $680,000 income tax expense in the prior-year period.

Asset Management
During the third quarter of 2018, Travelzoo used $744,000 of cash for operating activities. Accounts receivable increased by $861,000 over the prior-year period to $12.3 million. Accounts payable decreased by $2.2 million over the prior-year period to $13.8 million. Cash used in investing activities was $9,000, down from $180,000 primarily due to the $150,000 proceeds from sale of fixed assets. As of September 30, 2018, cash and cash equivalents were $15.8 million.

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Conference Call
Travelzoo will host a conference call to discuss third quarter results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo® provides our 28 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. With more than 25 offices worldwide, we have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 15 years we have worked in partnership with more than 2,000 top travel suppliers—our long-standing relationships give Travelzoo members access to the very best deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues	$25,301	$24,687	$84,260	$79,527
Cost of revenues	2,987	3,018	9,388	9,447
Gross profit	22,314	21,669	74,872	70,080
Operating expenses:
Sales and marketing	13,375	13,973	44,545	43,542
Product development	2,297	2,315	7,194	7,016
General and administrative	5,928	5,363	17,684	16,056
Total operating expenses	21,600	21,651	69,423	66,614
Operating income from continuing operations	714	18	5,449	3,466
Other income (loss), net	(91)	86	100	111
Income from continuing operations before income taxes	623	104	5,549	3,577
Income tax expense	505	680	2,452	2,660
Income (loss) from continuing operations	$118	$(576)	$3,097	$917
Income from discontinued operations including gain on sale of Fly.com domain name, net of income taxes	—	—	—	1,938
Net income (loss)	$118	$(576)	$3,097	$2,855

Income (loss) per share—basic:
Continuing operations	$0.01	$(0.05)	$0.25	$0.07
Discontinued operations	—	—	—	0.15
Net income (loss) per share—basic	$0.01	$(0.05)	$0.25	$0.22

Income (loss) per share—diluted:
Continuing operations	$0.01	$(0.05)	$0.25	$0.07
Discontinued operations	—	—	—	0.15
Net income (loss) per share—diluted	$0.01	$(0.05)	$0.25	$0.22

Weighted average shares:
Basic	12,314	12,628	12,412	13,023
Diluted	12,663	12,628	12,630	13,040

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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$15,779	$22,553
Accounts receivable, net	12,295	11,769
Income taxes receivable	868	517
Deposits	131	259
Prepaid expenses and other	1,744	2,141
Total current assets	30,817	37,239
Deposits and other	622	548
Deferred tax assets	1,423	1,516
Restricted cash	1,453	1,448
Investment	2,866	—
Property and equipment, net	4,121	4,921
Total assets	$41,302	$45,672
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,795	$19,105
Accrued expenses and other	8,106	8,702
Deferred revenue	888	825
Income tax payable	843	961
Total current liabilities	23,632	29,593
Long-term tax liabilities	396	373
Long-term deferred rent and other	2,275	2,628
Total liabilities	26,303	32,594
Common stock	122	125
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(3,977)	(3,597)
Retained earnings	18,854	16,550
Total stockholders’ equity	14,999	13,078
Total liabilities and stockholders’ equity	$41,302	$45,672

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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income (loss)	$118	$(576)	$3,097	$2,855
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	400	504	1,227	1,605
Discontinued operations gain on sale of Fly.com domain name	—	—	—	(2,890)
Deferred income tax	53	97	(96)	28
Stock-based compensation	241	206	763	686
Losses (gains) from sale and impairment of long-lived assets	20	—	20	—
Other	205	(7)	162	(34)
Net foreign currency effects	59	(69)	(77)	(293)
Changes in operating assets and liabilities:
Accounts receivable	(189)	1,301	(1,086)	3,388
Income tax receivable	(73)	(903)	(350)	(868)
Prepaid expenses and other	2	(199)	420	(417)
Accounts payable	(400)	1,359	(3,600)	(4,695)
Accrued expenses and other	(973)	(1,450)	(248)	(1,009)
Income tax payable	(234)	(70)	(65)	109
Other non-current liabilities	27	(71)	(131)	(349)
Net cash provided by (used in) operating activities	(744)	122	36	(1,884)
Cash flows from investing activities:
Proceeds from sale of Fly.com domain name	—	—	—	2,890
Proceeds from sale of property and equipment	150	—	150
Investment in WeekenGO	—	—	(3,083)	—
Purchases of property and equipment	(159)	(180)	(666)	(486)
Net cash provided by (used in) investing activities	(9)	(180)	(3,599)	2,404
Cash flows from financing activities:
Repurchase of common stock, net	(2,873)	(2,732)	(2,873)	(9,556)
Net cash used in financing activities	(2,873)	(2,732)	(2,873)	(9,556)
Effect of exchange rate on cash, cash equivalents and restricted cash	(9)	306	(333)	1,060
Net decrease in cash, cash equivalents and restricted cash	(3,635)	(2,484)	(6,769)	(7,976)
Cash, cash equivalents and restricted cash at beginning of period	20,867	22,744	24,001	28,236
Cash, cash equivalents and restricted cash at end of period	$17,232	$20,260	$17,232	$20,260
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$767	$1,628	$2,963	$4,858

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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended September 30, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,977	$8,396	$14,928	$25,301
Intersegment revenue	10	(18)	8	—
Total net revenues	1,987	8,378	14,936	25,301
Operating income (loss)	$(1,600)	$940	$1,374	$714

Three months ended September 30, 2017	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,767	$8,008	$14,912	$24,687
Intersegment revenue	6	(62)	56	—
Total net revenues	1,773	7,946	14,968	24,687
Operating income (loss)	$(1,679)	$309	$1,388	$18

Nine months ended September 30, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$6,092	$27,255	$50,913	$84,260
Intersegment revenue	(19)	(97)	116	—
Total net revenues	6,073	27,158	51,029	84,260
Operating income (loss)	$(4,812)	$3,347	$6,914	$5,449

Nine months ended September 30, 2017	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$5,574	$25,231	$48,722	$79,527
Intersegment revenue	(38)	(317)	355	—
Total net revenues	5,536	24,914	49,077	79,527
Operating income (loss)	$(4,385)	$1,526	$6,325	$3,466

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